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                            [AMERIANA BANCORP LOGO]

NEWS RELEASE
Contact: Jerome J. Gassen
         President and Chief Executive Officer
         (765) 529-2230

                 AMERIANA BANCORP REPORTS THIRD QUARTER EARNINGS

NEW CASTLE, Ind. (October 31, 2007) - Ameriana Bancorp (NASDAQ:ASBI) today announced net income of $1,390,000 or $0.47 per basic and diluted share for the quarter ended September 30, 2007, compared with a net loss of $92,000 or $0.03 per basic and diluted share in the year-earlier period. For the first nine months of 2007, Ameriana reported net income of $1,344,000 or $0.45 per basic and diluted share compared with net income of $131,000 or $0.04 per basic and diluted share in the same period last year.

      As previously announced, the Company's results for the third quarter and first nine months of 2007 included the recovery of $2,750,000 in a settlement of certain litigation. This recovery, equivalent to $1,815,000 or $0.61 per share on an after-tax basis, was credited against the Company's provision for loan losses for the quarter and more than offset the provision of $823,000 that included amounts related to two commercial credits that recently were either charged off or specifically reserved. Also, year-to-date 2007 results included second quarter income tax expense of $219,000 or $0.07 per share related to the restructuring of the Company's bank-owned life insurance program.

       Highlights of the third quarter also included continued growth in the Company's loan portfolio, which has increased 14% to $285,624,000 in the past year as a result of the additional focus Ameriana has placed on expanding its commercial lending business. This focus resulted in commercial loan growth of $8,061,000 or 6% for the third quarter and $19,315,000 or 16% for the nine months ended September 30, 2007, with ending commercial loans totaling $141,893,000. Additionally, the Company has improved its net interest margin significantly in 2007 compared with 2006, and in the third quarter of 2007, Ameriana was successful in sustaining this higher margin level.

      Commenting on the results, Jerome J. Gassen, President and Chief Executive Officer, said, "We are pleased to report continued momentum in our banking operations, highlighted by ongoing growth in net interest income. This, in turn, reflects both the progress we are making with our commercial lending activities as well as the benefit we are seeing from efforts to structure our balance sheet to achieve a higher, more stable net interest margin. During the quarter, we also made headway in resolving several longstanding credit quality issues, including the significant recovery of funds in certain long-running litigation. This settlement not only resulted in a positive adjustment to our provision for loan losses, it also eliminated the distraction this litigation caused and the substantial legal and professional expenses associated with it.

      "We recognize that recent changes in the real estate and credit markets likely will exert pressures on consumers and asset values in the near term," Gassen added. "However, considering our progress on several fronts, including the inroads we are making to reach new customers and expand our product capabilities, we are cautiously optimistic that Ameriana can sustain its momentum in the current economic climate."

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ASBI Reports Third Quarter Results
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October 31, 2007

      Ameriana's net interest income for the quarter increased 13% to $2,428,000 compared with $2,157,000 in the year-earlier period. Net interest income for the first nine months of 2007 increased 9% to $7,226,000 versus $6,605,000 in the comparable period last year. Higher net interest income for the quarter and year-to-date period reflected growth in the Company's loan portfolio and improvement in its net interest margin. Net interest margin for the third quarter was 2.74%, stable with the net interest margin of 2.75% in the second quarter of 2007, but 50 basis points ahead of the 2.24% net interest margin in the year-earlier quarter. For the first nine months of 2007, net interest margin improved 40 basis points to 2.70% versus 2.30% in the same period last year. The Company expects this year-over-year trend to continue in the fourth quarter of 2007 due to the portfolio restructuring that was completed in late 2006, when the proceeds from lower-yielding maturing investments were invested in loan growth, especially higher-yielding commercial loans.

        With no exposure to sub-prime lending products, management believes the Company's overall credit quality remained relatively stable in the third quarter. Non-performing loans at September 30, 2007, totaled $2.4 million, down 28% from $3.4 million at December 31, 2006, and 48% below $4.7 million at September 30, 2006. These declines primarily reflected the resolution of two large credits, with the remaining value of one equaling $352,000 being charged off and the other being conservatively revalued at $1,650,000 with a write down of $427,000 and being reclassified as Other Real Estate Owned. Other Real Estate Owned totaled $3.0 million at September 30, 2007, compared with $801,000 at June 30, 2007, and $610,000 at December 31, 2006. Ameriana's provision for loan losses reflected a credit of $1,927,000 in the third quarter versus a provision of $75,000 in the year-earlier period, primarily due to a $2,750,000 recovery in a settlement of certain litigation. The provision for loan losses for the first nine months of 2007 reflected a credit of $1,747,000 versus a provision of $225,000 in the year-earlier period, again due to the impact of the recovery made during the third quarter.

      Other income for the third quarter of 2007 was $990,000, up 26% from $784,000 in the same quarter in 2006, primarily reflecting a $72,000 increase in brokerage and insurance commissions, and a reduction of $120,000 in net losses from other real estate owned. The improvement in brokerage and insurance commissions was mainly due to higher commission income from the investment center that resulted from increased sales. Other income for the first nine months of 2007 increased 9% to $2,968,000 from $2,718,000 in the year-earlier period, resulting mostly from the same factors.

      Other expense for the third quarter increased 10% to $3,550,000 from $3,224,000 in the same quarter last year, primarily reflecting higher salaries and employee benefits related to normal annual increases and the expansion of the Company's commercial lending operations over the past year. Additionally, other expense for the third quarter included major maintenance to office properties and increased marketing activities. Other expense for the first nine months of 2007 totaled $10,462,000, up 9% from $9,574,000 in the first nine months of 2006, again reflecting higher salaries and employee benefits, as well as $203,000 in legal fees related to collection activities in the RLI Insurance Co. matter.

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ASBI Reports Third Quarter Results
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October 31, 2007

      The Company's loans (net) increased 13% to $282.9 million at September 30, 2007, from $249.3 at December 31, 2006, and were up 14% from $247.7 million at September 30, 2006. Total investment securities declined to $78.6 million at September 30, 2007, from $129.8 million at December 31, 2006, and from $171.0 million at September 30, 2006, as cash flows from the investment portfolio were used to fund originations of higher-yielding commercial loans. The year-over-year decline in investment securities also reflected the sale of $34.0 million in available-for-sale government agency securities in the fourth quarter of 2006. Total deposits declined $2.6 million to $319.8 million at September 30, 2007, from $322.4 million at the end of 2006, with higher-costing certificates of deposit accounts declining $5.2 million. The combined total for checking, savings, and money market accounts was up $2.5 million for the period. The Bank's markets remain very competitive for deposit products and the Bank continues to utilize pricing strategies designed to produce an acceptable marginal cost for both existing and new deposits. The Company reduced borrowings $14.4 million to $60.3 million at September 30, 2007, from $74.7 million at December 31, 2006, using cash flows from the investment securities portfolio. With stockholders' equity of $33.5 million at September 30, 2007, Ameriana's capital position continues to exceed all of the regulatory minimum capital levels required to be considered a "well-capitalized" institution.

      Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana owns Ameriana Insurance Agency, a full-service insurance agency, and has interests in Family Financial Holdings, Inc. and Indiana Title Insurance Company. Ameriana Financial Services offers securities and insurance products through Linsco/Private Ledger.

      This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2006, on file with the Securities and Exchange Commission, including the sections entitled "Risk Factors." The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

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ASBI Reports Third Quarter Results
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October 31, 2007


                                AMERIANA BANCORP
                         UNAUDITED FINANCIAL HIGHLIGHTS
                    (In thousands, except per share amounts)


                                                           THREE MONTHS ENDED        NINE MONTHS ENDED
                                                               SEPTEMBER 30             SEPTEMBER 30
                                                         ----------------------    ---------------------
                                                           2007          2006        2007         2006
                                                         --------      --------    --------     --------
Interest income                                          $ 5,942       $ 5,718     $ 17,855     $ 16,525
Interest expense                                           3,514         3,561       10,629        9,920
                                                         --------      --------    --------     --------
Net interest income                                        2,428         2,157        7,226        6,605
Provision (adjustment) for loan losses                    (1,927)           75       (1,747)         225
                                                         --------      --------    --------     --------
Net interest income after provision for loan losses        4,355         2,082        8,973        6,380
Other income                                                 990           784        2,968        2,718
Other expense                                              3,550         3,224       10,462        9,574
                                                         --------      --------    --------     --------
Income (loss) before income taxes                          1,795          (358)       1,479         (476)
Income tax expense (benefit)                                 405          (266)         135         (607)
                                                         --------      --------    --------     --------
Net income                                               $ 1,390       $   (92)    $  1,344     $    131
                                                         ========      ========    ========     ========
Basic and diluted earnings per share                     $  0.47       $ (0.03)    $   0.45     $   0.04
                                                         ========      ========    ========     ========
Weighted average shares outstanding:
  Basic                                                    2,989         3,149        3,003        3,183
                                                         ========      ========    ========     ========
  Diluted                                                  2,989         3,153        3,003        3,188
                                                         ========      ========    ========     ========
Dividends declared per share                             $  0.04       $  0.16     $   0.12     $   0.48
                                                         ========      ========    ========     ========



                                                        SEPT. 30      DEC. 31      SEPT. 30
                                                          2007          2006         2006
                                                        --------      -------      --------
Total assets                                            $421,963      $437,246     $478,717
Cash and cash equivalents                                 12,296        12,070       12,022
Investment securities available for sale                  78,616       129,776      170,995
Loans receivable                                         285,624       251,888      250,816
Allowance for loan losses                                  2,739         2,616        3,073
                                                        --------      -------      --------
   Loans, net                                            282,885       249,272      247,744

Allowance for loan losses as a percentage of
  loans receivable                                          0.96%         1.04%        1.23%
Non-performing loans                                    $  2,440      $  3,409     $  4,666
Allowance for loan losses as a percentage of
  non-performing loans                                     112.3%         76.7%        65.9%

Deposits:
   Non-interest bearing                                   20,131        19,905       16,878
   Interest bearing                                      299,637       302,529      313,714
                                                        --------      -------      --------
                                                         319,768       322,434      330,592
Borrowed funds                                            60,304        74,683      101,724
Shareholders' equity                                      33,528        33,124       34,186
Loans accounted for on a non-accrual basis                 2,388         3,326        4,648
Book value per share                                       11.22         10.85        10.64

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